                                                                   EXHIBIT 99.1

FOR IMMEDIATE RELEASE

American Express Contacts:

Public Affairs
Elizabeth Crosta
212-640-6557
Elizabeth.crosta@aexp.com

Investor Relations
Ken F. Paukowits
212-640-6348
Ken.f.paukowits@aexp.com

AMERICAN EXPRESS AND COSTCO U.S. PARTNERSHIP AGREEMENTS
SET TO END MARCH 31, 2016

FEBRUARY 12, 2015 – NEW YORK – American Express Company (NYSE: AXP) today announced that its U.S. co-brand and merchant acceptance agreements with Costco Wholesale Corporation are set to end on March 31, 2016.

“We are proud of the value created over many years for Costco, for our Card Members and for our shareholders,” said Kenneth I. Chenault, Chairman and Chief Executive Officer of American Express. “Taking a very disciplined approach, we began discussions on a possible renewal with Costco well in advance of the contract expiration. However, we were unable to reach terms that would have made economic sense for our Company and shareholders. Instead, we will focus on opportunities in other parts of our business where we see significant potential for growth and attractive returns over the moderate to long term.”

The current agreements with Costco are set to end on March 31, 2016. Until that time, all American Express credit cards will be accepted at Costco warehouse stores in the U.S and on Costco.com. All co-branded cards from American Express and Costco can be used any place American Express cards are accepted through March 31, 2016.

American Express Company plans to host a live audio webcast at 8:30 a.m. (ET) on Thursday, February 12, 2015, to discuss the context and business implications related to this announcement. The call will be hosted by Mr. Chenault and Jeffrey C. Campbell, Chief Financial Officer of American Express. The live audio webcast will be accessible to the general public through the American Express Investor Relations website at http://ir.americanexpress.com.

About American Express
American Express is a global services company, providing customers with access to products, insights and experiences that enrich lives and build business success. Learn more at americanexpress.com connect with us on facebook.com/americanexpress, foursquare.com/americanexpress, linkedin.com/company/american-express, twitter.com/americanexpress, and youtube.com/americanexpress.

Key links to products and services: charge and credit cards, business credit cards, travel services, gift cards, prepaid cards, merchant services, business travel, and corporate card.

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This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the company’s expected business and financial performance and are subject to risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements due to a variety of factors, including those identified on our website at ir.americanexpress.com and contained in the company's Annual Report on Form 10-K for the year ended December 31, 2013, its Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2014 and the company’s other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update or revise any forward-looking statements.